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                                                                   Exhibit 10.27

                    SUMMARY OF ALPHA NATURAL RESOURCES, INC.
              RETENTION COMPENSATION PLAN DATED NOVEMBER 10, 2005

      Eligible Participants: Officers and key employees of Alpha Natural Resources, Inc. (the "Company") are eligible to be designated as participants in the Plan. The Company's Chief Executive Officer and the Chief Executive Officer's direct reports may be designated as participants in the Plan by the Compensation Committee of the Company's Board of Directors, and other eligible officers and key employees may be designated as participants in the Plan by either the Compensation Committee or the Company's Chief Executive Officer.

      Amount and Timing of Payments: Participants are entitled to receive a payment equal to 20% of a participant's 2006 annual base salary in January of 2007, a payment equal to 30% of a participant's 2007 annual base salary in January of 2008 and a payment equal to 50% of a participant's 2008 annual base salary in January of 2009. Payments under this plan are not earned proportionally through a calendar year and will not be prorated if a participant's employment terminates for any reason prior to the scheduled payment date.